Exhibit 10.161




Price Legacy keeps the proceeds of the sale of the first 200,000 shares of MACE. Price Legacy keeps title to the remaining 1,675,000 shares; the restrictions on sale are lifted by MACE as sales are made and as proceeds are paid to MACE; and as Price Legacy proceeds to sell these shares it splits net proceeds 50:50 with MACE. At any time so long as any of these shares remain unsold MACE can ask for 1/2 of these shares from Price Legacy and at such time MACE will lift the restrictions on the shares remaining with Price Legacy.


Agreed:                                     Agreed:
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/s/ Jack McGrory                            /s/ Louis D. Paolino, Jr.
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Jack McGrory                                Louis D. Paolino, Jr.
CEO                                         C.E.O
PriceLegacy                                 Mace Security International, Inc.